Exhibit (a)(2)

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT
AMENDMENT NO. 1, dated as of [●], 2025 (the “Amendment”), to the Second Amended and Restated Deposit Agreement, dated as of March 10, 2011 (the “Deposit Agreement”), by and among Deutsche Lufthansa Aktiengesellschaft, a corporation incorporated under the laws of the Federal Republic of Germany (the “Company”), Deutsche Bank Trust Company Americas, an indirect wholly owned subsidiary of Deutsche Bank A.G., acting in its capacity as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts (“ADRs”) issued thereunder.
W I T N E S S E T H:
WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and
WHEREAS, pursuant to the provisions of the Deposit Agreement, the Company and the Depositary desire to amend certain provisions of the Deposit Agreement and the ADRs.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement and the ADRs, effective as of the date described in Section 5.01 hereof (the "Effective Date"), as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.  Definitions.  Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.
ARTICLE II
AMENDMENTS TO DEPOSIT AGREEMENT
SECTION 2.01.  All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of the Effective Date, refer to the Deposit Agreement, as amended by this Amendment and the form of ADR set out in Exhibit A thereof (the “Form of Receipt”) shall, as of the Effective Date, refer to the Form of Receipt as amended by this Amendment.
SECTION 2.02.  Section 1(h) of the Deposit Agreement is amended to read as follows:
“"Depositary's Office" means at any particular time the office of the Depositary in the city of New York at which its depositary receipt business is then administered. At the date of this Agreement the Depositary's Office is One Columbus Circle, New York, N.Y. 10019.””
SECTION 2.03.  Section 1(p) of the Deposit Agreement is amended to read as follows:
“[Intentionally omitted]”

SECTION 2.04.  Section 1(q) of the Deposit Agreement is amended to read as follows:
“[Intentionally Omitted]”

SECTION 2.05.  The website of the Company as set forth in Section 11(a) of the Deposit Agreement is amended to read as follows:
“(https://investor-relations.lufthansagroup.com/en/investor-relations.html)”

SECTION 2.06  Section 11(b) of the Deposit Agreement is amended to read as follows:
“Articles of Association. The Company’s Articles of Association can be inspected and copied at Company’s website currently at https://investor-relations.lufthansagroup.com/en/investor-relations.html.”
SECTION 2.07.  Clause (a) of Section 13 of the Deposit Agreement shall be amended to read as follows:
“(a)	Deutsche Bank Trust Company Americas One Columbus Circle New York, N.Y. 10019 USA Attention: ADR Department Telephone: (001) 212 602-1044 Facsimile: (001) 212 797 0327”

ARTICLE III
AMENDMENTS TO THE FORM OF RECEIPT
SECTION 3.01.  All references in the Form of Receipt, and all outstanding ADRs, to the Deposit Agreement shall, as of the Effective Date, refer to the Deposit Agreement as amended by this Amendment.
SECTION 3.02.  The first paragraph of the Form of Receipt, and all outstanding ADRs is amended to delete the words “, subject to Paragraph (5) below,”.
SECTION 3.03.  The address of the Depositary’s Office as set forth in the first sentence of Paragraph (2) on of the Form of Receipt, and all outstanding ADRs is amended to read as follows:
“One Columbus Circle, New York, N.Y. 10019”

SECTION 3.04.  Paragraph (5) of the Form of Receipt, and all outstanding ADRs is amended to read as follows:
“[Intentionally Omitted]”

SECTION 3.05.  Paragraph (8) of the Form of Receipt, and all outstanding ADRs is amended to read as follows:
“Notwithstanding any other provision of the Deposit Agreement, the  Articles of Association of the Company and applicable law, each Holder and Beneficial Owner agrees to (a) provide such information as the Company or the Depositary may request pursuant to law (including, without limitation, relevant German law, any applicable law of the United States, the Articles of Association of the Company, any resolutions of the Company’s Board of Directors adopted pursuant to such  Articles of Association, the requirements of any markets or exchanges upon which the Shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred,  (b) be bound by and subject to applicable provisions of the laws of Germany, the Articles of Association of the Company and the requirements of any markets or exchanges upon which the ADSs, ADRs or Shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Shares may be transferred, to the same extent as if such Holder and Beneficial Owner held Shares directly, in each case irrespective of whether or not they are Holders or Beneficial Owners at the time such request is made and (c) without limiting the generality of the foregoing, comply with all applicable provisions of German law, the rules and requirements of the Frankfurt Stock Exchange and any other stock exchange on which the Shares are, or will be registered, traded or listed and the Company’s Articles of Association regarding any such Holder or Beneficial Owner’s interest in Shares (including the aggregate of ADSs and Shares held by each such Holder or Beneficial Owner), in compliance with Sections 21, 22 and 33 of the Securities Trading Act (Wertpapierhandelsgesetz) or, if applicable, Section 20 of the Stock Corporation Act (Aktiengesetz), or any substitute or supplemental provision of German law that may be brought into force from time to time.  Each Holder and Beneficial Owner acknowledges that, at the date of the Deposit Agreement, (i) the statutory notification obligations of the Securities Trading Act apply to anyone whose holding, either directly or by way of imputation pursuant to the provisions of Section 33 of the Securities Trading Act, of voting rights in the Company reaches or exceeds 3%, 5%, 10%, 15%, 25%, 30%, 50% or 75% or, after having reached or exceeded any such threshold, falls below that threshold and (ii) the statutory notification obligations of the Stock Corporation Act apply to any enterprise that, either directly or by way of imputation pursuant to the provisions of Section 20(2) or Section 16(4) of the Stock Corporation Act, owns more than 25% of the shares of, or 50% of the shares or voting rights in, the Company or, after having exceeded either of these thresholds, no longer owns such percentage. Each Holder and Beneficial Owner acknowledges that failure to provide on a timely basis any required notification of an interest in Shares may result in withholding of certain rights, including voting and dividend rights, in respect of the Shares in which such Beneficial Owner has an interest.  Each Holder and Beneficial Owner of ADSs further agrees to furnish the Company with any such notification made in accordance with this Paragraph (8) and to comply with requests from the Company pursuant to the laws of Germany, the rules and requirements of the Frankfurt Stock Exchange and any other stock exchange on which the Shares are, or will be registered, traded or listed, and the Company’s Articles of Association, whether or not they are Holders and/or Beneficial Owner at the time of such request. The Depositary agrees to use its reasonable efforts to forward upon the request of the Company, and at the Company's expense, any such request from the Company to the Holders and to forward to the Company any such responses to such requests received by the Depositary.”

SECTION 3.06.  Paragraph (9) of the Form of Receipt, and all outstanding ADRs is amended to read as follows:
“The Depositary reserves the right to charge the following fees for the services performed under the terms of the Deposit Agreement, provided, however, that no fees shall be payable upon distribution of cash dividends so long as the charging of such fee is prohibited by the exchange, if any, upon which the ADSs are listed:
(i)   to any person to whom ADSs are issued or to any person to whom a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash), a fee not in excess of U.S. $ 5.00 per 100 ADSs (or fraction thereof) so issued under the terms of the Deposit Agreement to be determined by the Depositary;
(ii)   to any person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason including, inter alia, cash distributions made pursuant to a cancellation or withdrawal, a fee not in excess of U.S. $ 5.00 per 100 ADSs reduced, cancelled or surrendered (as the case may be);
(iii) to any holder of ADSs (including, without limitation, Holders), a fee not in excess of U.S. $ 6.00 per 100 ADSs held for the distribution of cash dividends;
(iv) to any holder of ADSs (including, without limitation, Holders), a fee not in excess of U.S. $ 5.00 per 100 ADSs held for the distribution of cash entitlements (other than cash dividends) and/or cash proceeds, including proceeds from the sale of rights, securities and other entitlements;
(v)   to any holder of ADSs (including, without limitation, Holders), a fee not in excess of U.S. $ 5.00 per 100 ADSs (or portion thereof) issued upon the exercise of rights; and
(vi) for the operation and maintenance costs in administering the ADSs an annual fee not in excess of U.S. $ 5.00 per 100 ADSs, such fee to be assessed against Holders of record as of the date or dates set by the Depositary as it sees fit and collected at the sole discretion of the Depositary by billing such Holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions.
In addition, Holders, Beneficial Owners, any person depositing Shares for deposit and any person surrendering ADSs for cancellation and withdrawal of Deposited Securities will be required to pay the following charges:
(i)     taxes (including applicable interest and penalties) and other governmental charges;
(ii)   such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities with the Foreign Registrar and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;
(iii) such cable, telex, facsimile and electronic transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the depositor depositing or person withdrawing Shares or Holders and Beneficial Owners of ADSs;
(iv) the expenses and charges incurred by the Depositary and/or a division or Affiliate(s) of the Depositary in the conversion of Foreign Currency;
(v)    such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, ADSs and ADRs;
(vi) the fees and expenses incurred by the Depositary in connection with the delivery of Deposited Securities, including any fees of a central depository for securities in the local market, where applicable;
(vii) any additional fees, charges, costs or expenses that may be incurred by the Depositary or a division or Affiliate(s) of the Depositary from time to time.

Any other fees and charges of, and expenses incurred by, the Depositary or the Custodian under the Deposit Agreement shall be for the account of the Company unless otherwise agreed in writing between the Company and the Depositary from time to time.  All fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by Paragraph (16) hereof.
The Depositary may make payments to the Company and/or may share revenue with the Company derived from fees collected from Holders and Beneficial Owners, upon such terms and conditions as the Company and the Depositary may agree from time to time.”
SECTION 3.07.  The website of the Company as set forth in Paragraph (10) of the Form of Receipt, and all outstanding ADRs is amended to read as follows:
“(https://investor-relations.lufthansagroup.com/en/investor-relations.html)”
SECTION 3.08  The address of the Depositary’s Principal Office as set forth in the last sentence of the face on of the Form of Receipt, and all outstanding ADRs is amended to read as follows:
“One Columbus Circle, New York, N.Y. 10019, U.S.A.”
SECTION 3.09.  Paragraph (16) of the Form of Receipt, and all outstanding ADRs is amended to read as follows:
“Amendment. Subject to the last sentence of Paragraph (4), the ADRs and the Agreement may be amended by the Company and the Depositary without consent of the Holders or Beneficial Owners, provided that any amendment that imposes or increases any fees or charges, or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder, at the time any amendment so becomes effective, shall be deemed, by continuing to hold an ADR, to consent and agree to such amendment and to be bound by the ADRs and the Agreement as amended thereby. By holding an ADR, ADS or an interest therein, each Holder and Beneficial Owner hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the Form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed rules. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.”
SECTION 3.09.  The Form of Receipt, reflecting the amendments set forth in Article III hereof, is amended and restated to read as set forth in Exhibit A hereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01.  Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary, Holders and Beneficial Owners of ADRs, that:
(a) this Amendment, when executed and delivered by the Company, and the Deposit Agreement, as amended by this Amendment, will be duly and validly authorized, executed and delivered by the Company, and it and the Deposit Agreement as amended hereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and
(b) in order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder, neither of such agreements need to be filed or recorded with any court or other authority in the Federal Republic of Germany, nor does any stamp or similar tax or governmental charge need to be paid in the Federal Republic of Germany on or in respect of such agreements. Holders and Beneficial Owners of ADRs issued and outstanding under the Deposit Agreement prior to the date hereof, shall in all respects, from and after the date hereof, be deemed Holders and Beneficial Owners of American Depositary Shares issued pursuant and be subject to all of the terms and conditions of the Deposit Agreement, as amended by this Amendment.

ARTICLE V
MISCELLANEOUS
SECTION 5.01.  Effective Date.  This Amendment is dated as of the date set forth above but the provisions of Section 3.06 hereof shall not become effective as to any outstanding ADRs until after the expiration of 30 days after notice of the amendments provided for herein shall have been given to the Holders of such outstanding ADRs. Upon and after the Effective Date, each Holder and Beneficial Owner shall be deemed, by continuing to hold Receipts, to have consented and agreed to this Amendment and to be subject to and bound by all of the terms and conditions of the Deposit Agreement, as amended by this Amendment.
SECTION 5.02.  Outstanding ADRs.  ADRs issued prior to the date hereof which do not reflect the changes to the Form of Receipt effected hereby do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement, as amended by this Amendment. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.
SECTION 5.03.  Indemnification.  The parties hereto shall accept and be entitled to the benefits of the indemnification provisions of Section 12 of the Deposit Agreement in connection with any and all liabilities it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.
SECTION 5.04.  Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
SECTION 5.05.  Governing Law and Jurisdiction. This Amendment shall be interpreted in accordance with, and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, the laws of the State of New York without reference to the principles of choice of law thereof.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by their representatives hereunto duly authorized as of the date set forth above.

DEUTSCHE LUFTHANSA AKTIENGESELLSCHAFT

By: _____________________________ Name: Title:

By: _____________________________ Name: Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Depositary
By: _____________________________ Name: Title:

By: _____________________________ Name: Title:

Exhibit A to Amendment to Deposit Agreement

EXHIBIT A
FORM OF ADR
CERTAIN RIGHTS OF THE HOLDER OF THIS ADR MAY BE WITHHELD IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (8) HEREOF, INCLUDING, WITHOUT LIMITATION, VOTING RIGHTS AND THE RIGHT TO RECEIVE DIVIDENDS AND OTHER DISTRIBUTIONS.

________ Number	No. of ADSs:
____________ Each ADS represents One Share

CUSIP:

AMERICAN DEPOSITARY RECEIPT
evidencing
AMERICAN DEPOSITARY SHARES
representing
COMMON SHARES WITHOUT PAR VALUE
of
DEUTSCHE LUFTHANSA AKTIENGESELLSCHAFT
(Incorporated under the
laws of the Federal Republic of Germany)
DEUTSCHE BANK TRUST COMPANY AMERICAS, as depositary hereunder (the "Depositary"), hereby certifies that  _________________ is the registered owner (a "Holder") of ________ American Depositary Shares ("ADSs"), each (subject to Paragraphs (11) and (14)) representing one common share, without par value, deposited under the Agreement (as defined below) each including rights to receive Shares (together "Shares" and, together with any additional securities or cash from time to time held by the Depositary or the Custodian referred to below in respect or in lieu thereof, the "Deposited Securities"), of DEUTSCHE LUFTHANSA AG, a corporation incorporated under the laws of the Federal Republic of Germany (the "Company"), deposited at the Frankfurt office of Deutsche Bank AG,  as custodian (subject to Section 7 of the Agreement referred to below, the "Custodian"). This ADR is issued pursuant to the Second Amended and Restated Deposit Agreement dated as of            , 2011 (as amended from time to time, the "Agreement") among the Company, the Depositary and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR agrees to become a party thereto and to be bound by all of the terms and conditions thereof and hereof. Copies of the Agreement are on file at the Depositary's Office referred to below and at the offices of the Custodians. This ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York. The terms and conditions of the Agreement are hereby incorporated by reference.

(1) Withdrawal of Deposited Securities. Subject to Paragraphs (4), (7) and (9), upon surrender of  (i) a certificated ADR in form satisfactory to the Depositary at the Depositary’s Office or (ii) proper instructions and documentation in the case of a Direct Registration, in either case  accompanied by such instruments of transfer as the Depositary may require at the Depositary's Office referred to below, the Holder hereof is entitled to delivery, as promptly as practicable, (i) to an account designated by such Holder with Clearstream Banking AG (" CSB"), of the Shares and the other Deposited Securities that are eligible for deposit with CSB and (ii) at the office of the Custodian, of any Deposited Securities that are not eligible for deposit with  CSB, in each case at the time underlying this ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver Deposited Securities (other than Shares) at the Depositary's Office.
(2) Register. The Depositary shall keep, at the office of the Depositary in the city of New York at which at any particular time its depositary receipt business is administered, which at the date of the Agreement is One Columbus Circle, New York, N.Y. 10019 (the "Depositary's Office") or at another designated transfer office, (a) a register (the "Register") for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times shall be open for inspection by Holders solely for the purpose of communicating with Holders in the interest of the business of the Company or a matter related to the Agreement and (b) facilities for the delivery and receipt of ADRs. The Depositary may close the Register at any time or from time to time when reasonably deemed expedient by it or when requested by the Company.
(3) Title to ADRs; Validity. Title to this ADR, when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the Register as the absolute owner hereof for all purposes. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary; provided, however, that, if a co-registrar for ADRs has been appointed, such signature may be facsimile if such ADR is countersigned by the manual or facsimile signature of a duly authorized signatory of such co-registrar and dated by such signatory.
(4) Certain Limitations. As a condition precedent to the issue or registration of any ADR (including upon a transfer, split-up or combination), any distribution in respect thereof or the withdrawal of any Deposited Securities, the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge and (ii) any transfer or registration fees charged by third parties for the transfer of any Deposited Securities, (b) the production of (i) proof satisfactory to it of the identity and genuineness of any signature and (ii) such other information as it may deem necessary or proper consistent with the Agreement; and (c) compliance with such regulations as the Depositary may establish consistent with the Agreement. From time to time, the Company, the Depositary or the Custodian may also require such information as it may deem necessary or proper consistent with the Agreement. The Depositary shall notify the Company of any procedures established pursuant to clauses (b) or (c) above. The issuance of ADRs, the acceptance of deposits of Shares, the registration of transfers of ADRs or the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the Register or  CSB is closed or when any such action is reasonably deemed expedient by the Depositary. Registrations of transfers of ADRs and withdrawals of Deposited Securities shall also be suspended when requested by the Company, including for the purpose of facilitating orderly voting of the Deposited Securities. Notwithstanding any other provision of the Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 under the U.S. Securities Act of 1933, as amended (the "Securities Act") and no amendment shall impair such requirements.

(5) [Intentionally Omitted]
(6) Representations and Warranties. Every person depositing Shares under the Agreement is deemed to represent and warrant that such Shares are validly issued and outstanding, fully paid, nonassessable and were not acquired in violation of any pre-emptive rights, that the person making such deposit is duly authorized to do so and that such Shares (i) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act and may be publicly offered or sold in the United States without registration under the Securities Act or (ii) have been registered under the Securities Act. Such representations and warranties shall survive the deposit of Shares and the issuance and cancellation of this ADR.
(7) Taxes. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any ADSs evidenced by this ADR, any Deposited Securities underlying this ADR or any distribution on any of the foregoing, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration of this ADR or any withdrawal of the underlying Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof all or any part of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge. The Holder hereof shall remain liable for any deficiency. Upon any such sale, the Depositary shall, if appropriate, reduce the number of ADSs evidenced hereby to reflect any such sale and shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such tax or other governmental charge to the Holder hereof.
(8) Disclosure of Interests. Notwithstanding any other provision of the Deposit Agreement, the  Articles of Association of the Company and applicable law, each Holder and Beneficial Owner agrees to (a) provide such information as the Company or the Depositary may request pursuant to law (including, without limitation, relevant German law, any applicable law of the United States, the Articles of Association of the Company, any resolutions of the Company’s Board of Directors adopted pursuant to such  Articles of Association, the requirements of any markets or exchanges upon which the Shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred,  (b) be bound by and subject to applicable provisions of the laws of Germany, the Articles of Association of the Company and the requirements of any markets or exchanges upon which the ADSs, ADRs or Shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Shares may be transferred, to the same extent as if such Holder and Beneficial Owner held Shares directly, in each case irrespective of whether or not they are Holders or Beneficial Owners at the time such request is made and (c) without limiting the generality of the foregoing, comply with all applicable provisions of German law, the rules and requirements of the Frankfurt Stock Exchange and any other stock exchange on which the Shares are, or will be registered, traded or listed and the Company’s Articles of Association regarding any such Holder or Beneficial Owner’s interest in Shares (including the aggregate of ADSs and Shares held by each such Holder or Beneficial Owner), in compliance with Sections 21, 22 and 33 of the Securities Trading Act (Wertpapierhandelsgesetz) or, if applicable, Section 20 of the Stock Corporation Act (Aktiengesetz), or any substitute or supplemental provision of German law that may be brought into force from time to time.  Each Holder and Beneficial Owner acknowledges that, at the date of the Deposit Agreement, (i) the statutory notification obligations of the Securities Trading Act apply to anyone whose holding, either directly or by way of imputation pursuant to the provisions of Section 33 of the Securities Trading Act, of voting rights in the Company reaches or exceeds 3%, 5%, 10%, 15%, 25%, 30%, 50% or 75% or, after having reached or exceeded any such threshold, falls below that threshold and (ii) the statutory notification obligations of the Stock Corporation Act apply to any enterprise that, either directly or by way of imputation pursuant to the provisions of Section 20(2) or Section 16(4) of the Stock Corporation Act, owns more than 25% of the shares of, or 50% of the shares or voting rights in, the Company or, after having exceeded either of these thresholds, no longer owns such percentage. Each Holder and Beneficial Owner acknowledges that failure to provide on a timely basis any required notification of an interest in Shares may result in withholding of certain rights, including voting and dividend rights, in respect of the Shares in which such Beneficial Owner has an interest.  Each Holder and Beneficial Owner of ADSs further agrees to furnish the Company with any such notification made in accordance with this Paragraph (8) and to comply with requests from the Company pursuant to the laws of Germany, the rules and requirements of the Frankfurt Stock Exchange and any other stock exchange on which the Shares are, or will be registered, traded or listed, and the Company’s Articles of Association, whether or not they are Holders and/or Beneficial Owner at the time of such request. The Depositary agrees to use its reasonable efforts to forward upon the request of the Company, and at the Company's expense, any such request from the Company to the Holders and to forward to the Company any such responses to such requests received by the Depositary.
(9) Charges of Depositary. Charges of Depositary.  The Depositary reserves the right to charge the following fees for the services performed under the terms of the Deposit Agreement, provided, however, that no fees shall be payable upon distribution of cash dividends so long as the charging of such fee is prohibited by the exchange, if any, upon which the ADSs are listed:

(i) to any person to whom ADSs are issued or to any person to whom a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash), a fee not in excess of U.S. $ 5.00 per 100 ADSs (or fraction thereof) so issued under the terms of the Deposit Agreement to be determined by the Depositary;
(ii) to any person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason including, inter alia, cash distributions made pursuant to a cancellation or withdrawal, a fee not in excess of U.S. $ 5.00 per 100 ADSs reduced, cancelled or surrendered (as the case may be);
(iii) to any holder of ADSs (including, without limitation, Holders), a fee not in excess of U.S. $ 6.00 per 100 ADSs held for the distribution of cash dividends;
(iv) to any holder of ADSs (including, without limitation, Holders), a fee not in excess of U.S. $ 5.00 per 100 ADSs  held for the distribution of cash entitlements (other than cash dividends) and/or cash proceeds, including proceeds from the sale of rights, securities and other entitlements;
(v) to any holder of ADSs (including, without limitation, Holders), a fee not in excess of U.S. $ 5.00 per 100 ADSs (or portion thereof) issued upon the exercise of rights; and
(vi) for the operation and maintenance costs in administering the ADSs an annual fee not in excess of U.S. $ 5.00 per 100 ADSs, such fee to be assessed against Holders of record as of the date or dates set by the Depositary as it sees fit and collected at the sole discretion of the Depositary by billing such Holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions.
In addition, Holders, Beneficial Owners, any person depositing Shares for deposit and any person surrendering ADSs for cancellation and withdrawal of Deposited Securities will be required to pay the following charges:
(i) taxes (including applicable interest and penalties) and other governmental charges;
(ii) such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities with the Foreign Registrar and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;
(iii) such cable, telex, facsimile and electronic transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the depositor depositing or person withdrawing Shares or Holders and Beneficial Owners of ADSs;
(iv) the expenses and charges incurred by the Depositary and/or a division or Affiliate(s) of the Depositary in the conversion of Foreign Currency;
(v) such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, ADSs and ADRs;
(vi) the fees and expenses incurred by the Depositary in connection with the delivery of Deposited Securities, including any fees of a central depository for securities in the local market, where applicable;
(vii) any additional fees, charges, costs or expenses that may be incurred by the Depositary or a division or Affiliate(s) of the Depositary from time to time.

Any other fees and charges of, and expenses incurred by, the Depositary or the Custodian under the Deposit Agreement shall be for the account of the Company unless otherwise agreed in writing between the Company and the Depositary from time to time.  All fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by Paragraph (16) hereof.
The Depositary may make payments to the Company and/or may share revenue with the Company derived from fees collected from Holders and Beneficial Owners, upon such terms and conditions as the Company and the Depositary may agree from time to time
(10) Available Information. The Agreement, the Company's Articles of Association, and written communications from the Company that are received by the Custodian or the Depositary in accordance with Section 11 of the Agreement, are available for inspection by Holders at the Depositary's Office and the office of the Custodian. The Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when requested and furnished by the Company at the Company's expense. As of the date of the Deposit Agreement, the Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Exchange Act on its Internet Web site (https://investor-relations.lufthansagroup.com/en/investor-relations.html) or through an electronic information delivery system generally available to the public in its primary trading market. Should the Company become subject to the periodic reporting or other informational requirements under the Exchange Act, it will be required in accordance therewith to file reports and other information with the U.S. Securities and Exchange Commission.  The Depositary does not assume any duty to determine if the Company is complying with the current requirements of Rule 12g3-2(b) under the Exchange Act  or to take any action if the Company is not complying with those requirements.
Dated:

COUNTERSIGNED	DEUTSCHE BANK TRUST COMPANY AMERICAS

_______________________ Authorized Signatory	By _______________________

The Depositary's Office is located at One Columbus Circle, New York, N.Y. 10019, U.S.A..

[FORM OF REVERSE OF ADR]
(11) Distributions on Deposited Securities. Upon receipt by the Depositary or the Custodian of any distribution on Deposited Securities, and subject to Section 6 of the Agreement and to the Paragraphs (4), (7) and (9), the Depositary shall as promptly as practicable distribute to each Holder entitled thereto on the record date set by the Depositary therefor, in proportion to the number of Deposited Securities (on which the following distributions are received by the Custodian) underlying such Holder's ADRs:
(a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this Paragraph (11) ("Cash"), on an averaged or other practicable basis, subject to appropriate adjustments for (i) taxes or other governmental charges withheld, (ii) such distribution being unlawful or impracticable with respect to certain Holders, (iii) deduction of the Depositary's expenses in (1) converting any foreign currency into U.S. dollars and (2) making any sale by public or private means in any commercially reasonable manner and (iv) the fees of the Depositary. Only whole U.S. dollars and cents will be distributed (any fractional cents shall be rounded to the nearest whole cent and so distributed to the Holders entitled thereto).
(b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. If additional receipts are not so distributed each ADS shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.
(c) Rights. (i) To the extent the Company so instructs and timely furnishes to the Depositary evidence (the Company having no obligation to so furnish such evidence) satisfactory to the Depositary (which may include a written opinion from U.S. counsel to the Company) that the Depositary may lawfully distribute the same, warrants or other instruments representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), (ii) to the extent the Company does not furnish such evidence and/or so instructs the Depositary and sales of Rights are practicable as determined by the Depositary after consultation with the Company (which sales shall be effected as promptly as practicable and, to the extent practicable, on the principal German stock exchange on which the Shares are traded), any U.S. dollars available to the Depositary constituting the net proceeds of sales of Rights, as in the case of Cash, or (iii) failing either (i) or (ii), nothing (and any Rights may lapse). If the Depositary has distributed warrants or other instruments for rights to all or certain Holders, then upon instruction pursuant to such warrants or other instruments to the Depositary from such Holder to exercise such rights, upon payment of such Holder to the Depositary of an amount upon the exercise of the rights, the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Holder, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Holder. As agent for such Holder, the Depositary will cause the Shares so purchased to be deposited pursuant to the Agreement, and shall, pursuant to the Agreement, execute and deliver ADRs to such Holder. In the case of a distribution pursuant to the prior paragraph, such ADRs shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.
(d) Other Distributions. (i) Securities available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem, after consultation with the Company, lawful, equitable and practicable, or (ii) to the extent the Depositary deems after consultation with the Company distribution of such securities not to be lawful, equitable or practicable, any U.S. dollars available to the Depositary constituting the net proceeds of the sale of Other Distributions, as in the case of Cash.
To the extent that the Depositary determines, after consultation with the Company, that any distribution is not lawful or practicable with respect to any Holder, the Depositary may make such distribution as it deems lawful and practicable, including the distribution of foreign currency or securities (or appropriate documents evidencing the right to receive foreign currency or securities), or retain the same as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).
Notwithstanding anything herein to the contrary, the Company shall have no obligation to either (i) register any ADSs, Shares, Rights or other securities described in this Paragraph (11) under the Securities Act or (ii) take other actions to permit the distribution of such ADSs, Shares, Rights or other securities in accordance with applicable U.S. securities laws.
(12) Record Dates. The Depositary shall fix a record date (which date shall (a) in the case of a distribution be the same date to the extent practicable as the distribution date fixed by the Company, and (b) in all other circumstances, fixed after consultation with the Company to the extent practicable) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters, and only Holders of record on the close of business on such date shall be so entitled.

(13) Voting of Deposited Securities. As promptly as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Deposited Securities, the Depositary shall, at the request of the Company, mail to Holders (for forwarding to Beneficial Owners) a notice (a) containing such information as is contained in such notice and any solicitation materials, (b) stating that each Holder on the record date set by the Depositary therefor subject to applicable law and the Company's Articles of Association, will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities underlying such Holder's ADRs and (c) specifying how and when such instructions may be given, including an express indication that if no instruction is received, to the Depositary to give a discretionary proxy to a person designated by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the Company's Articles of Association and the provisions of or governing Deposited Securities, to vote or cause to be voted the Deposited Securities underlying such Holder's ADRs in accordance with such instructions or deemed instructions. If no instructions are received by the Depositary from any Holder with respect to any of the Deposited Securities underlying such Holder's ADRs on or before the date established by the Depositary for such purpose, the Depositary shall deem such Holder to have instructed the Depositary to give a discretionary proxy to a person designated by the Company with respect to such Deposited Securities and the Depositary shall give a discretionary proxy to a person designated by the Company to vote such Deposited Securities, provided, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary (and the Company agrees to provide such information as promptly as practicable in writing) that (x) the Company does not wish such proxy given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of Shares.
Upon the request of a Holder who has not previously given instructions as to the exercise of voting rights pertaining to the Deposited Securities underlying such Holder's ADRs, and subject to compliance with any reasonable regulations the Depositary may establish (which may include the deposit or blocking of transfers of such Holder's ADRs), the Depositary will endeavor to provide such Holder (or a person designated by such Holder) with the documentation necessary to attend a shareholders' meeting.
The Depositary will endeavor to ensure that on any date on which it votes or causes to be voted Shares or other Deposited Securities pursuant to this Paragraph (13), it will have on deposit under the Agreement the number of Shares or other Deposited Securities with respect to which it has received voting instructions from Holders. In the event that, on any such date, the number of Shares or other Deposited Securities, as the case may be, on deposit under the Agreement is lower than the number of Shares or other Deposited Securities with respect to which the Depositary has received voting instructions, the Depositary shall vote such Shares or other Deposited Securities in accordance with such instructions adjusting the number of securities voted on a pro-rata basis.
(14) Changes Affecting Deposited Securities. Subject to Paragraphs (4), (7) and (9), upon any change in nominal or par value, split-up or consolidation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders in accordance with Paragraph (11), or any recapitalization, reorganization, merger, liquidation or similar corporate event or sale of all or substantially all the assets of the Company, any cash or securities received by the Depositary in respect of any Deposited Securities shall constitute Deposited Securities hereunder, and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted. In any such case, the Depositary may, and shall if the Company so requests, distribute any part of the cash or securities so received or execute and deliver additional ADRs or call for the surrender of outstanding ADRs to be exchanged for new ADRs describing the new Deposited Securities.
(15) Exoneration. The Depositary, the Company, their respective officers, directors, affiliates and agents and each of them shall: (a) incur no liability (1) if law, regulation, rule of any regulatory authority or stock exchange, the provisions of or governing any Deposited Security, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act that the Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Agreement without negligence or bad faith; (c) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; or (d) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person in each case believed by it in good faith to be competent to give such advice or information. The Depositary, the Company and their respective agents may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them in good faith to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote, provided, that such action or nonaction is in good faith. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. In the Agreement, the Company has agreed to indemnify the Depositary under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances. Neither the Company nor the Depositary nor any of their agents shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.  No disclaimer of liability under the Securities Act is intended by any provision hereof or of the Agreement.
(16) Amendment. Subject to the last sentence of Paragraph (4), the ADRs and the Agreement may be amended by the Company and the Depositary without consent of the Holders or Beneficial Owners, provided that any amendment that imposes or increases any fees or charges, or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder, at the time any amendment so becomes effective, shall be deemed, by continuing to hold an ADR, to consent and agree to such amendment and to be bound by the ADRs and the Agreement as amended thereby. By holding an ADR, ADS or an interest therein, each Holder and Beneficial Owner hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders.  Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the Form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed rules.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.
(17) Termination. The Depositary shall, at the written direction of the Company, terminate the Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination, The Depositary may terminate the Agreement, after giving notice to the Holders as set forth in the preceding sentence of this Paragraph (17) at any time 45 days or more after the Depositary shall have delivered to the Company its written resignation, provided that no successor depositary shall have been appointed and accepted its appointment as provided in Section 10 of the Agreement before the end of such 45 days. After the date so fixed for termination, the Depositary and its agents shall perform no further acts under the Agreement and this ADR, except to advise Holders of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn together with any such distributions on Deposited Securities. As soon as practicable after the expiration of one year from the date so fixed for termination, the Depositary shall, to the extent practicable, sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold the net proceeds of such sales, together with any other cash then held by it under the Agreement, uninvested for the benefit of the Holders and without liability for interest, for the pro rata benefit of the Holders of ADRs not theretofore surrendered, such Holders thereupon becoming general creditors of the Depositary with respect to such proceeds. After making such sale, the Depositary shall be discharged from all obligations in respect of the Agreement and this ADR, except to account for such net proceeds and other cash and its indemnification obligations to the Company. After the date so fixed for termination, the Company shall be discharged from all obligations under the Agreement except for its indemnification and payment obligations to the Depositary.